Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FOURTH QUARTER 2014 EARNINGS RESULTS

FORT WORTH, Texas, (March 12, 2015) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported fourth quarter 2014 net income of $3.8 million, or $0.19 per diluted share, compared to net income of $3.4 million, or $0.18 per diluted share, reported for fourth quarter 2013. Hallmark reported net income of $13.4 million, or $0.69 per diluted share, for fiscal 2014 as compared to net income of $8.2 million, or $0.43 per diluted share, for fiscal 2013. Total revenues were $88.0 million for the fourth quarter of 2014 as compared to $88.4 million for the fourth quarter of 2013. Fiscal 2014 total revenues were $337.4 million as compared to $389.4 million reported for fiscal 2013.

“I am pleased to report a solid finish to our 2014 fiscal year with improved quarterly underwriting results evidenced by our combined ratio of 95.9% for the fourth quarter and 95.9% for fiscal 2014 as compared to 96.6% for the fourth quarter the prior year and 101.7% for fiscal 2013,” said Naveen Anand, President and Chief Executive Officer. “The results for fiscal 2014 show marked improvement in each of our reporting segments driven by underwriting actions taken across most lines of business and continued push for rate increases in our key segments.”

Mr. Anand continued, “Hallmark is well positioned with a good platform, talented employees and a strong balance sheet to profitably grow into a consistently high-performing specialty insurance group.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $13.11 at the end of fiscal 2014, an increase of 6% from the end of fiscal 2013. Total cash and investments have increased 6% during fiscal 2014 to $650.1 million, or $33.83 per share, due predominately to cash flow from operations of $33.7 million. Hallmark’s cash balances totaled $142.9 million as of December 31, 2014.”

Fourth Quarter
	2014	2013	% Change
	($ in thousands, unaudited)
Gross premiums written	109,973	108,749	1%
Net premiums written	83,703	64,435	30%
Net premiums earned	83,447	83,757	0%
Investment income, net of expenses	3,244	3,013	8%
Net realized gains	256	817	-69%
Total revenues	88,004	88,375	0%
Net income	3,767	3,428	10%
Net income per share - basic	$0.20	$0.18	11%
Net income per share - diluted	$0.19	$0.18	6%
Book value per share	$13.11	$12.36	6%
Cash flow from operations	11,974	14,818	-19%

Fiscal Year
	2014	2013	% Change
	($ in thousands, unaudited)
Gross premiums written	473,218	460,027	3%
Net premiums written	324,352	360,765	-10%
Net premiums earned	321,217	360,541	-11%
Investment income, net of expenses	12,383	12,884	-4%
Net realized gains	134	10,540	-99%
Total revenues	337,366	389,428	-13%
Net income	13,429	8,245	63%
Net income per share - basic	$0.70	$0.43	63%
Net income per share - diluted	$0.69	$0.43	60%
Book value per share	$13.11	$12.36	6%
Cash flow from operations	33,684	68,338	-51%

Fiscal 2014 Commentary

Hallmark reported net income of $13.4 million for fiscal 2014 as compared to net income of $8.2 million for fiscal 2013. On a diluted basis per share, the Company reported net income of $0.69 per share for fiscal 2014, as compared to net income of $0.43 per share for fiscal 2013.

Hallmark's consolidated net loss ratio was 65.4% for fiscal 2014, as compared to 72.5% for fiscal 2013. Hallmark's net expense ratio was 30.5% for fiscal 2014 as compared to 29.2% for fiscal 2013. Hallmark’s net combined ratio was 95.9% for fiscal 2014 as compared to 101.7% for fiscal 2013.

During fiscal 2014, Hallmark’s total revenues were $337.4 million, representing an approximately 13% decrease over the $389.4 million in total revenues for fiscal 2013. The decrease in revenue was primarily attributable to lower net earned premiums in the Personal Segment due to a new quota share reinsurance contract entered into during the fourth quarter of 2013 on the non-standard automobile risk produced in certain states. Further contributing to the decrease in revenue were significant realized gains recognized in Hallmark’s investment portfolio for the year ended December 21, 2013, lower net investment income and adverse profit share commission revenue adjustments in the Standard Commercial Segment for the year ended December 31, 2014.

The decrease in revenue for the year ended December 31, 2014 was offset by decreased loss and LAE of $51.3 million as compared to the same period of 2013. During the fiscal year ended December 31, 2014, the Company recorded $5.2 million of favorable prior year loss development. During the fiscal year ended December 31, 2013, the Company recorded $10.0 million of unfavorable prior year loss development. The decrease in loss and LAE occurred despite a $4.8 million increase in net catastrophe losses to $15.0 million during the year ended December 31, 2014 from $10.2 million reported for the same period of 2013. Other operating expenses also decreased due mostly to decreased production related expenses in the Specialty Commercial Segment and the Personal Segment, partially offset by $3.0 million of costs related to higher salary and related expenses due mostly to increased incentive compensation accruals compared to the prior period, $0.7 million of CEO transition costs and $0.2 million of costs related to a previously announced public debt offering.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share amounts)	Dec. 31	Dec. 31
	2014	2013
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (cost: $450,770 in 2014 and $408,627 in 2013)	$450,785	$410,095
Equity securities, available-for-sale, at fair value (cost: $25,360 in 2014 and $24,902 in 2013)	56,444	51,230
Total investments	507,229	461,325
Cash and cash equivalents	130,985	141,666
Restricted cash	11,914	12,190
Ceded unearned premiums	53,376	44,988
Premiums receivable	71,003	71,157
Accounts receivable	3,141	2,382
Receivable for securities	932	1,320
Reinsurance recoverable	109,719	76,818
Deferred policy acquisition costs	20,746	22,586
Goodwill	44,695	44,695
Intangible assets, net	17,427	19,953
Prepaid expenses	1,823	1,531
Other assets	7,879	8,412
Total Assets	$980,869	$909,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$-	$1,473
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	415,135	382,640
Unearned premiums	196,826	185,303
Reinsurance balances payable	26,403	20,598
Pension liability	2,619	1,433
Payable for securities	1,321	206
Deferred federal income taxes, net	3,092	2,825
Federal income tax payable	968	719
Accounts payable and other accrued expenses	25,766	19,006
Total Liabilities	728,832	670,905
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2014 and 2013	3,757	3,757
Additional paid-in capital	123,194	122,827
Retained earnings	119,638	106,209
Accumulated other comprehensive income	17,801	16,883
Treasury stock (1,655,306 shares in 2014 and 1,609,374 shares in 2013), at cost	(12,353)	(11,558)
Total Stockholders’ Equity	252,037	238,118
Total Liabilities & Stockholders' Equity	$980,869	$909,023

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Fiscal Year Ended
($ in thousands, except share amounts)	December 31		December 31
	2014	2013	2014	2013
Gross premiums written	$109,973	$108,749	$473,218	$460,027
Ceded premiums written	(26,270)	(44,314)	(148,866)	(99,262)
Net premiums written	83,703	64,435	324,352	360,765
Change in unearned premiums	(256)	19,322	(3,135)	(224)
Net premiums earned	83,447	83,757	321,217	360,541

Investment income, net of expenses	3,244	3,013	12,383	12,884
Net realized gains	256	817	134	10,540
Finance charges	1,212	1,434	5,279	5,830
Commission and fees	(166)	(656)	(1,694)	(487)
Other income	11	10	47	120
Total revenues	88,004	88,375	337,366	389,428

Losses and loss adjustment expenses	54,274	56,390	210,055	261,345
Operating expenses	26,372	25,378	101,427	109,289
Interest expense	1,141	1,150	4,576	4,599
Amortization of intangible assets	617	695	2,526	3,115
Total expenses	82,404	83,613	318,584	378,348

Income before tax	5,600	4,762	18,782	11,080
Income tax expense	1,833	1,334	5,353	2,835
Net income	$3,767	$3,428	$13,429	$8,245

Net income (loss) per share:
Basic	$0.20	$0.18	$0.70	$0.43
Diluted	$0.19	$0.18	$0.69	$0.43

Consolidated Segment Data
Three Months Ended Dec. 31	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Gross premiums written	$20,202	$20,374	$75,932	$70,988	$13,839	$17,387	$-	$-	$109,973	$108,749
Ceded premiums written	(1,897)	(1,747)	(18,649)	(15,221)	(5,724)	(27,346)	-	-	(26,270)	(44,314)
Net premiums written	18,305	18,627	57,283	55,767	8,115	(9,959)	-	-	83,703	64,435
Change in unearned premiums	1,343	1,473	2,251	3,212	(3,850)	14,637	-	-	(256)	19,322
Net premiums earned	19,648	20,100	59,534	58,979	4,265	4,678	-	-	83,447	83,757

Total revenues	20,797	21,146	62,753	61,607	5,705	6,460	(1,251)	(838)	88,004	88,375

Losses and loss adjustment expenses	9,633	13,576	40,934	39,243	3,707	3,571	-	-	54,274	56,390

Pre-tax income (loss)	4,277	1,339	7,195	7,699	(690)	(85)	(5,182)	(4,191)	5,600	4,762

Net loss ratio (1)	49.0%	67.5%	68.8%	66.5%	86.9%	76.3%			65.0%	67.3%
Net expense ratio (1)	35.3%	31.1%	25.0%	25.5%	39.5%	39.4%			30.9%	29.3%
Net combined ratio (1)	84.3%	98.6%	93.8%	92.0%	126.4%	115.7%			95.9%	96.6%

Favorable (Unfavorable) Prior Year Development	1,186	1,605	(1,121)	(3,319)	(221)	(277)	-	-	(156)	(1,991)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Fiscal Year Ended Dec. 31	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Gross premiums written	$84,679	$87,147	$324,547	$296,108	$63,992	$76,772	$-	$-	$473,218	$460,027
Ceded premiums written	(7,767)	(7,681)	(93,909)	(60,453)	(47,190)	(31,128)	-	-	(148,866)	(99,262)
Net premiums written	76,912	79,466	230,638	235,655	16,802	45,644	-	-	324,352	360,765
Change in unearned premiums	1,399	(1,290)	(1,815)	(17,090)	(2,719)	18,156	-	-	(3,135)	(224)
Net premiums earned	78,311	78,176	228,823	218,565	14,083	63,800	-	-	321,217	360,541

Total revenues	81,464	83,306	241,920	229,734	20,404	71,081	(6,422)	5,307	337,366	389,428

Losses and loss adjustment expenses	51,130	56,143	149,961	152,546	8,964	52,656	-	-	210,055	261,345

Pre-tax income (loss)	4,595	1,980	34,237	19,527	1,226	(3,416)	(21,276)	(7,011)	18,782	11,080

Net loss ratio (1)	65.3%	71.8%	65.5%	69.8%	63.7%	82.5%			65.4%	72.5%
Net expense ratio (1)	33.3%	32.2%	25.6%	26.6%	43.3%	26.7%			30.5%	29.2%
Net combined ratio (1)	98.6%	104.0%	91.1%	96.4%	107.0%	109.2%			95.9%	101.7%

Favorable (Unfavorable) Prior Year Development	6,033	5,235	(3,721)	(13,381)	2,891	(1,808)	-	-	5,203	(9,954)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.